EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Commercial Net Lease Realty, Inc. and Subsidiaries

We consent to the use of our report dated March 9, 2005, except for Notes 1, 16, 17 and 22 which are as of June 17, 2005, with respect to the consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, incorporated herein by reference. Our report refers to the implementation of Financial Accounting Standards Board Interpretation No. 46, revised December 2003, “Consolidation of Variable Interest Entities” (FIN46R). We also consent to the use of our report dated March 9, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Orlando, Florida
June 17, 2005